UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2008

COBRA OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-52788	26-2113613
(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)

Uptown Center 2100 West Loop South, Suite 400 Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

(832) 476-8941
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

On June 5, 2008 we entered into an Executive Employment Agreement (the “Agreement”) with Massimiliano Pozzoni to serve as our President. The Agreement has a one year term and is renewable by mutual written agreement. Mr. Pozzoni is being paid an annual salary of $120,000 under the Agreement, payable in equal installments of $10,000 per month and is entitled to reimbursement of business expenses. The Agreement provides for termination by us due to the death or disability of Mr. Pozzoni and may also be terminated by us with or without cause. Mr. Pozzoni may terminate the Agreement for good reason. In the event the Agreement is terminated by us without cause or by Mr. Pozzoni for good reason we are obligated to pay Mr. Pozzoni the equivalent of three month’s salary. In the event our stock trades at an average price of $2.00 or more per share during a minimum period of 30 calendar days, Mr. Pozzoni is entitled to a review of his employment agreement.

ITEM 8.01	OTHER EVENTS

Effective April 16, 2008 Massimiliano Pozzoni returned 4,000,000 of the 5,000,000 shares of our common stock owned by him for cancellation.

On April 22, 2008 our board of directors declared a 35:1 forward stock split in the form of a stock dividend (the “Forward Split”). The record date, payment date and market effective date for the Forward Split was May 6, 2008, May 7, 2008 and May 8, 2008, respectively. Immediately prior to the Forward Split there were 2,004,000 shares of our common stock issued and outstanding. Immediately following the Forward Split there was 70,140,000 shares of our common stock issued and outstanding.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits filed as part of this Report are as follows:

Exhibit 10.1	Executive Employment Agreement with Massimiliano Pozzoni dated June 2, 2008

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA OIL & GAS COMPANY

Dated: June 6, 2008	By:	/s/ Massimiliano Pozzoni
Name: Massimiliano Pozzoni
Title: President

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